UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 12, 2008

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine, California		92617
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment to Agreement with Scott A. McGregor. On August 12, 2008 the Compensation Committee of the Board of Directors of Broadcom Corporation ("Broadcom") authorized Broadcom to enter into an amendment agreement with Scott A. McGregor, Broadcom’s President and Chief Executive Officer (the "McGregor Amendment") that revises the severance benefit provisions of his existing employment agreement with Broadcom dated as of October 25, 2004 and subsequently amended on December 16, 2005 (the "Original Agreement").

Under the terms of the Original Agreement, certain severance benefits are to be provided to Mr. McGregor if Broadcom terminates his employment other than for cause or disability or if he terminates his employment for good reason (each a "McGregor Qualifying Termination"). The McGregor Amendment (i) effects certain changes as to the timing and payment of those severance benefits to bring them into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii)increases the level of certain of his severance benefits. Under the McGregor Amendment, in the event of a McGregor Qualifying Termination Mr. McGregor will be eligible to receive the following severance benefits (collectively, the "Severance Benefits"):

• Cash severance equal to three times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the McGregor Qualifying Termination occurs. The cash severance will be paid in regular payroll installments over a 36 month period.
• Accelerated vesting and payment of any cash bonuses as to which any applicable performance goals have been attained at the time of the McGregor Qualifying Termination but not the applicable service vesting requirements.
• One or more discretionary cash bonuses related to the prior year’s performance.
• Accelerated vesting of all of his outstanding stock options, restricted stock units ("RSUs") and any other equity awards and an extended post-service exercise period (generally not to exceed 24 months) in which to exercise such stock options (but not beyond the expiration of their respective maximum terms).
• A one time lump sum payment equal to (i) 36 times the amount by which his monthly cost for COBRA continuation coverage under Broadcom’s group health plans exceeds the monthly cost payable by a similarly-situated Broadcom executive for the same health care coverage and (ii) 12 times the amount by which his monthly cost for continued life and disability insurance coverage under Broadcom’s group plans exceed the monthly cost payable by a similarly-situated Broadcom executive for the same coverage.
• Should any of the Severance Benefits constitute a parachute payment under Section 280G of the Code, then Mr. McGregor will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Code, provided that such parachute payment exceeds by more than 20% the dollar amount of severance benefits or other parachute payments that could be provided to Mr. McGregor without his incurrence of such excise tax.

Mr. McGregor will receive all of the foregoing Severance Benefits upon his satisfaction of the following requirements ("Severance Benefit Requirements"):

• Delivery of a general release of all claims against Broadcom and its affiliates that becomes effective in accordance with applicable law.
• Continued compliance with his obligations to Broadcom under his Confidentiality and Invention Assignment Agreement.
• Continued compliance with the non-solicitation, non-competition and non-disparagement provisions of the McGregor Amendment for the duration of the cash severance period.

Should Mr. McGregor satisfy the release condition but fail to comply with the remaining Severance Benefit Requirements, then the dollar amount of his cash severance payments and the number of shares that vest on an accelerated basis under his outstanding equity awards would be reduced, and he would no longer be entitled to any Section 4999 tax gross-up.

The McGregor Amendment also provides that if Mr. McGregor’s employment is terminated by reason of his death or disability, then;

• he or his legal representative will be entitled to certain cash bonuses, if any, applicable to him upon such event,
• his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and
• his stock options will remain exercisable for 12 months after the date of such termination (but not beyond the expiration of their respective maximum terms).

Under the McGregor Amendment, "cause" is generally defined to include Mr. McGregor’s (i) material breach of (a) a fiduciary duty owed to Broadcom, (b) any provisions of his Confidentiality and Invention Assignment Agreement with Broadcom, or (c) Broadcom’s Code of Ethics and Corporate Conduct; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; (iii) commission of an act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment with Broadcom; or (iv) willful and knowing participation in the preparation or release of false or materially misleading financial statements or willful and knowing submission of any false or erroneous certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange.

Under the McGregor Amendment, "good reason" is generally defined as (i) a change in position that reduces his authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) the taking of any action by Broadcom that would materially diminish the aggregate value of his cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that he be based at any office or location that increases the distance from his home to the office or location by more than 50 miles; (v) any purported termination by Broadcom of his employment otherwise than pursuant to a notice of termination; and (vi) any failure by Broadcom to require any successor of Broadcom to assume his employment agreement, as modified by the McGregor Amendment, after receipt of written notice of such failure and a reasonable cure period.

Change in Control Severance Benefit Agreements. On August 12, 2008 the Compensation Committee of the Board of Directors authorized Broadcom to enter into new severance benefit agreements (the "Change in Control Severance Benefit Agreements") with each of the following executive officers (the "Officers"): Eric K. Brandt, Senior Vice President and Chief Financial Officer; Thomas F. Lagatta, Senior Vice President, Worldwide Sales; Vahid Manian, Senior Vice President, Global Manufacturing Operations; and Robert L. Tirva, Vice President and Corporate Controller.

The new Change in Control Severance Benefit Agreements supersede the severance benefits set forth in prior letter agreements with Messrs. Brandt, Lagatta and Manian. The new agreements (i) effect certain changes as to the timing and payment of those severance benefits to bring them into compliance with Section 409A of the Code, and (ii) increase the level of certain severance benefits provided under the original agreements. Under the new Change in Control Severance Benefit Agreements, if Broadcom terminates such Officer’s employment other than for cause or disability, or if such Officer terminates his employment for good reason, within 24 months following a Change in Control (each a "Qualifying Termination"), such Officer will be eligible for the same level of Severance Benefits summarized above for Mr. McGregor, except that with respect to the cash severance component, such Officer (other than Mr. Tirva) will receive two times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years (or such fewer number of years of employment with Broadcom) immediately preceding the year in which the Qualifying Termination occurs. The cash severance will be paid in regular payroll installments over a 24 month period.

The Change in Control Severance Benefit Agreement with Mr. Tirva also provides the same level of Severance Benefits summarized above for Mr. McGregor, except that with respect to his cash severance component, Mr. Tirva will receive one times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the Qualifying Termination occurs. Mr. Tirva’s cash severance will be paid in regular payroll installments over a 12 month period.

The Officer’s actual receipt of such severance benefits under the Change in Control Severance Benefit Agreements is subject to the Officer’s compliance with the same Severance Benefit Requirements as in effect for Mr. McGregor. As with Mr. McGregor, the cash severance payments and accelerated vesting of outstanding equity awards for which the Officer is eligible under his Change in Control Severance Benefit Agreement will also be reduced and the Section 4999 tax gross-up eliminated in the event such Officer does not comply with all of the Severance Benefit Requirements.

Each of the Change in Control Severance Benefit Agreements also provides that if such Officer’s employment is terminated at any time during its term by reason of his death or disability, he will receive the same level of death and disability benefits summarized above for Mr. McGregor.

The definitions of "cause" and "good reason" under the Change in Control Severance Benefit Agreements are substantially the same as the definitions described above for Mr. McGregor.

Each of the Change in Control Severance Benefit Agreements provides that the Officer’s participation in the severance benefit program under that agreement will continue until August 19, 2009. On August 19 of each succeeding year, the term will, without any action by Broadcom or the Compensation Committee, automatically be extended for an additional one-year period unless, before such automatic renewal date, the Compensation Committee expressly determines that the automatic one-year extension will not apply.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

August 13, 2008	By:	/s/ Alvin G. Segel

Name: Alvin G. Segel
Title: Acting General Counsel